EXHIBIT 10.7
                                                                    ------------


                               AMENDMENT NO. 1 TO
                                OPTION AGREEMENTS


         THIS AMENDMENT NO. 1 TO OPTION AGREEMENTS (this "FIRST AMENDMENT") is executed and delivered on this 26th day of April, 2007, to be effective as of such date, by and between RonHow, LLC, a Georgia limited liability company ("RONHOW"), and Harold's Stores, Inc., an Oklahoma corporation (the "COMPANY"), with reference to the following circumstances:

         A. RonHow and the Company are parties to that certain Option Agreement dated effective as of August 31, 2006 (the "INITIAL OPTION AGREEMENT"), pursuant to which RonHow holds an option to convert, in whole or in part, up to $5,000,000 of principal amount outstanding under the Subordinated Loan Agreement dated August 31, 2006, together with accrued and unpaid interest thereon, into shares of the Company's Series 2006-B Preferred Stock.

         B. RonHow and the Company are parties to that certain Option Agreement dated effective as of January 4, 2007 (the "SECOND OPTION AGREEMENT," and collectively with the Initial Option Agreement, the "OPTION AGREEMENTS"), pursuant to which RonHow holds an option to convert, in whole or in part, up to $2,000,000 of principal amount outstanding under the Subordinated Loan Agreement dated August 31, 2006, together with accrued and unpaid interest thereon, into shares of the Company's Series 2006-B Preferred Stock.

         C. RonHow and the Company are simultaneously entering into an amendment to the Subordinated Loan Agreement to provide for additional advances and to provide for two tranches of subordinated loans bearing interest at different rates: Tranche A Term Loan consisting of $7,000,000 in principal amount and Tranche B Term Loan consisting of amounts advanced in excess of such amount.

         D. RonHow and the Company have entered into that certain Preferred Stock Purchase Agreement dated of even date herewith (the "PURCHASE AGREEMENT"), pursuant to which RonHow has agreed to purchase from the Company, and the Company has agreed to sell to RonHow, shares of the Company's Series 2007-A Senior Preferred Stock in exchange for the surrender by RonHow of its rights to receive payment for, and for the cancellation of, an amount of principal of the Tranche A Term Loan outstanding under the Subordinated Loan Agreement, as amended, equal to $2,000,000.00.

         E. The parties desire to (i) amend the Initial Option Agreement to cancel and terminate (without consideration) the option to acquire 2,000 shares of the Company's Series 2006-B Preferred Stock subject to the Initial Option Agreement and (ii) amend the Option Agreements to remove references to the IRA Amendment, such references no longer being required to effect the transactions contemplated by the Option Agreements as a result of certain changes effected by that certain Fourth Amendment to Investor Rights Agreement dated of even date herewith by and among the Company, Inter-Him, N.V., W. Howard Lester and RonHow.

         F. Capitalized terms used in this First Amendment without further definition have the meanings ascribed to them in the Option Agreements.

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         In consideration of the premises, it is agreed that the Option
Agreements shall be and are amended as follows:

         1. DEFINITION OF INITIAL ADVANCE. The following new recital paragraph is added to the Initial Option Agreement:

                           E. Effective as of August 31, 2006, pursuant to the
                  terms of the Subordinated Loan Agreement, RonHow made an initial advance to the Company in the amount of $5,000,000 (the "Initial Advance"), the Company's obligation to repay $2,000,000 of the principal of which was cancelled pursuant to the terms of that certain Preferred Stock Purchase Agreement dated April 26, 2007, by and between the Company and RonHow, such that the Initial Advance now has a principal balance outstanding of $3,000,000.

         2. AMENDMENT TO OPTION. Section 1.1 of the Initial Option Agreement is amended and restated in its entirety as follows:

                           1.1 OPTION. Subject to the terms and conditions of
                  this Agreement, the Company grants to RonHow an option (the "Option") to purchase at a price per share ("Purchase Price Per Share") of One Thousand Dollars ($1,000.00), up to 3,000 shares, plus such additional shares as may be purchased in exchange for forgiveness of accrued but unpaid interest, or interest converted to principal, pursuant to the Initial Advance (the "2006-B Shares"), of authorized but unissued shares of its Series 2006-B Preferred Stock which may be exercised at any time prior to the repayment in full of the Tranche A Term Loan under the Subordinated Loan Agreement, as amended. RonHow may purchase from the Company such number of 2006-B Shares as is equal to the principal amount of the Initial Advance outstanding, plus any accrued but unpaid interest thereon or any interest converted to principal, at the date of Closing divided by the Purchase Price Per Share. RonHow may exercise the Option in whole or in part at any time after the date hereof and prior to the repayment in full by the Company of amounts deemed due under the Initial Advance by giving written notice of exercise to the Company. If the Company intends to repay all or any part of the principal balance deemed due under the Initial Advance, it shall give at least ten (10) days' written notice to RonHow and during such ten (10) day period, RonHow may exercise the Option in whole or in part. Payment of the Purchase Price for the 2006-B Shares which RonHow purchases by any exercise of the Option will be paid by RonHow by forgiving such portion of the Initial Advance principal amount and accrued but unpaid interest deemed to be due pursuant to such Initial Advance equal to the purchase price of the 2006-B Shares

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                  purchased. RonHow will execute and deliver such documents and instruments to evidence such forgiveness as the Company may request.

         3. INVESTOR RIGHTS AGREEMENT. The following sections of each of the Option Agreements are amended and restated in their entirety as follows:

                           1.3 CLOSING. The closing of the purchase and sale of
                  the 2006-B Shares (the "CLOSING") upon any exercise of the Option shall occur within ten (10) business days after the date of the Option exercise date. At the Closing, the Company shall deliver to RonHow certificates representing the 2006-B Shares that RonHow is purchasing against payment of the Purchase Price therefor as provided above. The obligation of the Company to close the sale of the 2006-B Shares shall be subject to the satisfaction or waiver of any conditions for such sale under the Subordinated Loan Agreement.

                           2.4 AUTHORIZATION. All corporate action on the part
                  of the Company necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance (or reservation of issuance) and delivery of the 2006-B Shares and Dividend Stock and the Underlying Common Stock with respect thereto and the performance of all of the Company's obligations hereunder have been taken prior to the date hereof. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief or other equitable remedies.

                           3.5 AUTHORIZATION. RonHow has all requisite legal
                  power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of RonHow, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         4. NO OTHER AMENDMENTS. Except as provided in this First Amendment, all other provisions of each of the Option Agreements shall continue in full force and effect unless and until respectively amended pursuant to the terms of
Section 5.8 thereof.

                        SIGNATURE PAGE FOLLOWS THIS PAGE.


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         This Amendment No. 1 to Option Agreements is executed and delivered as of the date previously set forth.



"COMPANY"                       HAROLD'S STORES, INC., an Oklahoma corporation


                                By: /s/ Jodi L. Taylor
                                    --------------------------------
                                    Jodi L. Taylor, Chief Financial Officer


"RONHOW"                        RONHOW, LLC, a Georgia limited liability company

                                By: Ronus, Inc., a Georgia corporation, its
                                    Managing Member


                                    By: /s/ Robert L. Anderson
                                        --------------------------------
                                        Robert L. Anderson, President